Exhibit 99.1
SCOLR Pharma, Inc. Receives Notice of Non-Compliance from NYSE Amex for Continued Listing Requirements

BOTHELL, Wash.– June 29, 2009 – (BUSINESS WIRE)–SCOLR Pharma, Inc. (NYSE Amex: DDD) today announced that on June 25, 2009 it received notice from the NYSE Amex LLC that the Company is not in compliance with Section 1003(a)(iii) of the NYSE Amex Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years.

As allowed by Exchange rules, the Company intends to submit a plan of compliance by July 27, 2009, advising the Exchange of action it has taken or will take, that would bring it into compliance with Section 1003(a)(iii) of the Company Guide by December 27, 2010.

The Exchange will evaluate the submitted plan and determine whether the plan includes a reasonable demonstration of an ability to regain compliance with the continued listing standards within the specified timeframes, in which case the plan will be accepted. However, there can be no assurance that such plan will be accepted by the Exchange.

If the submitted plan is not accepted by NYSE Amex, or if the plan is accepted but SCOLR is not in compliance with the continued listing standards within the appropriate time period, or if SCOLR does not make progress consistent with the plan during the plan period, the Company may become subject to delisting proceedings. If the NYSE Amex staff determines that it will initiate delisting proceedings, SCOLR may appeal the decision at a hearing with the Exchange.

The Company’s stock trading symbol will remain DDD on NYSE Amex; but will include an indicator (.BC) as an extension to signify noncompliance with the continued listing standards. The .BC indicator will remain as an extension on the trading symbol until the Company has regained compliance with all applicable continued listing standards.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.368.1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to advance development of our potential products and complete research and development, our ability to raise additional funds or enter strategic alliances, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions.. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contact:
Investor Relations:
Cameron Associates
Kevin McGrath
212.245.4577
Kevin@cameronassoc.com